Exhibit 99.1

Investor Inquiries:
Lara Mahoney
(440) 329-6393

INVACARE CORPORATION REPORTS IMPROVED EARNINGS FOR ITS FIRST QUARTER

ELYRIA, Ohio – (April 22, 2010) – Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter ended March 31, 2010.

CEO SUMMARY

Commenting on Invacare's 2010 first quarter results, A. Malachi Mixon, III, Chairman and Chief Executive Officer, stated, "Invacare has carried the momentum of 2009 into 2010 with strong first quarter results.  Adjusted earnings per share(a) for the quarter increased 77% over the first quarter last year to $0.23. This dramatic improvement is attributed principally to margin improvements, cost reduction activities and lower interest expense related to continued paydown of debt. Invacare generated strong free cash flow(d) of $5.8 million for the quarter up from last year’s first quarter negative free cash flow(d) of $4.5 million. The Company is on track with its globalization initiatives, which are helping drive efficiencies throughout the organization. The Company achieved these results despite organic sales declining by 3.1% compared to last year’s first quarter.”

Focusing on the outlook for 2010, Mixon continued, “We are confident that the combination of strong gross margin improvements and the benefits of globalization initiatives will continue throughout the year. As a result, the Company is confirming its previous guidance of adjusted earnings per share(a) of $1.70 to $1.80 and free cash flow(d)  between $65 and $75 million.”

HIGHLIGHTS FOR THE FIRST QUARTER

•	Earnings per share on a GAAP basis increased 13% to $0.09 versus $0.08 last year, despite a negative $0.11 impact associated with debt extinguishment
•	Adjusted earnings per share(a) increased 77% to $0.23 versus $0.13 last year
•	Free cash flow(d) of $5.8 million versus negative free cash flow(d) of $4.5 million last year
•	Reported sales increased 1.1%, although organic sales declined 3.1% compared to last year’s first quarter
•	Adjusted EBITDA(e) of $27.9 million versus $26.5 million last year
•	Retired $15.8 million of debt outstanding, leading to an improved ratio of debt to adjusted EBITDA(e) of 2.1, as compared to 2.2 as of year end
•	The strengthening of Invacare’s Board of Directors through the March 1, 2010 addition of former Governor and U.S. Senator from the State of Virginia, Charles S. Robb

CONSOLIDATED RESULTS

Earnings per share on a GAAP basis for the first quarter were $0.09 ($3.1 million net earnings) as compared to earnings per share for the same period last year of $0.08 ($2.4 million net earnings).  Adjusted earnings per share(a) were $0.23 for the first quarter of 2010 as compared to $0.13 for the first quarter of 2009.  Adjusted net earnings(b) for the quarter were $7.6 million versus $4.1 million for the first quarter last year.  Adjusted earnings before income taxes(c) for the first quarter were $10.7 million as compared to $6.2 million for the first quarter last year.  The significant improvement in adjusted net earnings(b) for the quarter was primarily driven by a two percentage point improvement in margins, lower interest expense and an improved tax rate partially offset by an increase in selling, general and administrative expense (SG&A).

Net sales for the quarter increased 1.1% to $402.2 million versus $398.0 million last year.  With foreign currency translation increasing net sales by approximately four percentage points, organic net sales for the quarter decreased approximately 3.1% over the same period last year.  All segments with the exception of Invacare Supply Group experienced organic net sales declines. Excluding the impact from the loss of a six month oxygen concentrator bid from a large North America/HME customer (which Invacare won in 2009), organic sales declined 1.1% over the same period last year.

Gross margin as a percentage of net sales for the first quarter was higher by 2.0 percentage points. All segments were favorable compared to last year’s first quarter except Invacare Supply Group.  The overall margin improvement was driven by favorable commodity costs and freight and manufacturing cost reductions, along with the benefits of a favorable customer mix toward higher margin customers and lower warranty expense.

SG&A expense increased 8.1% to $101.8 million in the quarter compared to $94.1 million in the first quarter of last year.  Foreign currency translation increased SG&A expense by approximately 6.0%.  Excluding foreign currency translation, SG&A expense increased by 2.6% compared to the first quarter of last year.

NORTH AMERICA/HOME MEDICAL EQUIPMENT (NA/HME)

For the quarter ended March 31, 2010, NA/HME net sales decreased 6.3% to $175.0 million compared to $186.7 million in the same period last year, driven by a decline in Respiratory product line sales partially offset by increased Standard and Rehab product line sales.  With foreign currency translation increasing net sales by approximately one percentage point, organic net sales for NA/HME decreased 7.6% for the quarter. However, excluding the loss of a six month oxygen concentrator bid from a large customer, NA/HME organic net sales declined 3.4%.

Standard product line net sales for the first quarter increased 3.6% compared to the first quarter of last year, driven by increased sales in virtually all product lines.  Rehab product line net sales increased by 1.6% compared to the first quarter last year, driven primarily by higher sales of custom power products.  Respiratory product line sales decreased by 36.4% for the first quarter, primarily due to reduced sales of concentrators to national providers, including the loss of a large customer mentioned above, and reduced HomeFill® Oxygen System sales to national providers and most other customers.

For the first quarter, NA/HME earnings before income taxes were $11.5 million as compared to earnings before income taxes of $4.9 million in the first quarter of last year, excluding restructuring charges of $0.2 million pre-tax in the first quarter of 2009.  The increase of $6.6 million in earnings before income taxes was primarily the result of cost reduction activities including commodity costs, freight and warranty cost reductions, and decreased SG&A spending, primarily for bad debt and commission expense.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the first quarter increased 6.7% to $69.7 million compared to $65.3 million for the same period last year.  The net sales increase was attributable to growth in sales to national providers, and in particular diabetic and incontinence products.  Earnings before income taxes for the first quarter of 2010 and 2009 were both $0.9 million.  The benefit from increases in volume and reduced SG&A expenses were entirely offset by increased inventory reserves.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the first quarter decreased by 2.2% to $22.3 million compared to $22.8 million last year.  Foreign currency translation increased net sales by approximately one percentage point.  The net sales decrease was largely driven by continued weakness in capital expenditures by nursing home customers. Earnings before income taxes decreased to $1.8 million as compared to $2.7 million last year, excluding restructuring charges of $0.2 million pre-tax, as a result of reduced volumes and increased SG&A expense, primarily for sales and marketing spending and unfavorable foreign currency exchange rate movement of the Canadian dollar.

EUROPE

For the first quarter, European net sales increased 8.6% to $117.7 million versus $108.4 million last year.  Foreign currency translation increased net sales by almost nine percentage points.   Organic net sales for the quarter decreased by 0.3% primarily related to reduced volumes due to weak sales to institutional markets in certain countries.  From a product perspective across the segment, strong net sales in Rehab products including wheelchairs and power add-ons, were offset by reduced net sales in Standard products, primarily beds and patient aids.  For the first quarter, earnings before income taxes were $4.5 million as compared to $3.9 million last year, excluding restructuring charges of $0.3 million pre-tax.   The increase in earnings before income taxes is largely attributable to gross margin improvement of 1.4 percentage points driven by commodity and freight reductions partially offset unfavorable foreign currency transactions related to the U.S. dollar and increased SG&A expense primarily related to facilities and associate related costs.

ASIA/PACIFIC

For the first quarter, Asia/Pacific net sales increased 18.3% to $17.5 million versus $14.8 million last year.  Foreign currency translation increased net sales by approximately 28 percentage points.  Net sales performance continued to be weak in the Company’s Australian distribution business and at the Company’s subsidiary which manufactures microprocessor controllers.  For the quarter ended March 31, 2010, earnings before income taxes were $0.8 million as compared to $0.4 million last year, excluding restructuring charges of $0.1 million pre-tax.  The increase in earnings is primarily attributable to cost reductions and favorable foreign currency transaction impact related to the U.S. dollar.

FINANCIAL CONDITION

Total debt outstanding (including the debt discount as described below) was $304.9 million at March 31, 2010 as compared to $321.6 million at December 31, 2009.  The Company’s balance sheet reflects the impact of the debt discount in accordance with Convertible Debt, ASC 470-20 which reduced debt and increased equity by $42.1 million as of March 31, 2010 and by $48.3 million as of December 31, 2009.  The debt discount decreased $6.2 million during the quarter primarily as a result of the extinguishment of convertible debt.

Debt outstanding (including the debt discount described above) decreased by $16.7 million during the quarter primarily as a result of the generation of free cash flow and the utilization of cash to pay down debt.  The Company’s cash and cash equivalents at March 31, 2010 were $26.1 million compared to $37.5 million at the end of last year.  At the end of the quarter, the Company had $2.0 million drawn on its $150 million revolving credit facility. During the quarter, the Company retired an aggregate of $15.8 million of the principal balance on the outstanding convertible debt and senior notes. As of March 31, 2010, the Company’s ratio of debt to adjusted EBITDA(e) improved to 2.1, as compared to 2.2 as of December 31, 2009.

Invacare reported $5.8 million of free cash flow(d) in the first quarter of 2010 as compared to negative $4.5 million of free cash flow(d) in the first quarter of 2009.  The improvement in first quarter of 2010 free cash flow(d) as compared to the first quarter of 2009 was principally due to the collection of a tax receivable of $7.8 million and higher trade accounts receivable collections in the first quarter of 2010 compared to the first quarter of 2009.

Days sales outstanding were 56 days at the end of the first quarter of 2010 versus 60 days at the end of first quarter 2009 and 52 days at the end of 2009.  Inventory turns were 6.5 at the end of the first quarter of 2010, improved from 6.3 at the end of first quarter in 2009 although down from 7.1 at the end of 2009. The calculation for inventory turns has been changed to reflect net inventory versus gross inventory and the prior period ratios reflect the new methodology.

OUTLOOK

During the first quarter, foreign exchange rates were highly volatile and commodity costs showed increases compared to year-end levels.  At the time of this release, foreign exchange rates are at similar levels to lower than those used during the planning for the Company’s 2009 year end press release.  Similar to the explanation in its 2009 year end earnings release, the Company does not plan for a significant further strengthening of the U.S. dollar.  Although commodity costs, particularly for steel and aluminum, have increased in the first quarter, the Company has not planned for significant further increases in these two commodities in 2010.

However, the Company’s strong gross margin performance in the first quarter combined with the progress expected on its globalization projects during the remainder of the year should support the original earnings outlook for 2010. As previously disclosed, the medical device excise tax in the recently enacted U.S. Health Care Reform bill is not expected to have an impact on the Company in 2010. With these factors in mind, the Company is updating its sales guidance and re-confirming all other guidance for 2010 as follows:

•	Organic net sales growth of 0% to 1%. Previous guidance was 1% to 3%. The Company expects to show gradual improvement in organic sales during the year despite the decline in the first quarter;

•	Adjusted earnings per share(a) of $1.70 to $1.80;

•	Free cash flow(d) between $65 million and $75 million;

•	Adjusted EBITDA(e) between $145 million and $155 million; and

•	Effective tax rate of 27% on adjusted annual earnings.

(a) Adjusted earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($0.8 million pre-tax for the quarter ended March 31, 2009), amortization of the convertible debt discount ($1.0 million pre-tax for each of the quarters ended March 31, 2009 and 2010 recorded in interest expense), loss on debt extinguishment including debt finance charges and fees ($4.4 million pre-tax for the quarter ended March 31, 2010) and changes in tax valuation allowances, divided by adjusted weighted average shares outstanding – assuming dilution, excluding the dilutive impact of the convertible debt.  The Company is including the dilutive effect of shares necessary to settle the conversion spread in the GAAP earnings per share calculation.  The share adjustment is 425,000 shares for the quarter ended March 31, 2010. For adjusted earnings per share, the Company has excluded the shares from the calculation as it intends to satisfy the conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing adjusted earnings per share as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(b) Adjusted net earnings for the quarter is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges ($0.8 million pre-tax for the quarter ended March 31, 2009), amortization of the convertible debt discount ($1.0 million pre-tax for each of the quarters ended March 31, 2009 and 2010 recorded in interest expense), loss on debt extinguishment including debt finance charges and fees ($4.4 million pre-tax for the quarter ended March 31, 2010) and changes in tax valuation allowances.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(c) Adjusted earnings before income taxes is a non-GAAP financial measure which is defined as earnings before income taxes excluding the impact of restructuring charges ($0.8 million pre-tax for the quarter ended March 31, 2009), amortization of the convertible debt discount ($1.0 million pre-tax for each of the quarters ended March 31, 2009 and 2010 recorded in interest expense) and loss on debt extinguishment including debt finance charges and fees ($4.4 million pre-tax for the quarter ended March 31, 2010).  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

(d) Free cash flow is a non-GAAP financial measure which is defined as net cash provided (used) by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Balance Sheets included in this press release.

(e) Adjusted EBITDA or adjusted earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, amortization of the convertible debt discount (recorded in interest expense), bank fees, stock option expense and loss on debt extinguishment including debt finance charges and fees.  This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles.  The Company has 5,900 associates and markets its products in approximately 80 countries around the world.  The Company was named to the 2009 Fortune 1000 list (ranking 983) and to the 2009 IndustryWeek U.S. Manufacturing 500 (ranking 393).  For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could”, “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company’s guidance for 2010 earnings (or adjusted earnings) or earnings (or adjusted earnings) per share. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: adverse changes in government and other third-party payor reimbursement levels and practices (such as, for example, the Medicare bidding program covering nine metropolitan areas beginning in 2011 and an additional 91 metropolitan areas beginning in 2013), impacts of the U.S. health care reform legislation that was recently enacted (such as, for example, the excise tax beginning in 2013 on medical devices in the recently enacted health care reform legislation together with further regulations to be promulgated by the U.S. Secretary of Treasury, if adopted, could have an adverse impact on the Company); the uncertain impact on the Company’s  providers, on the Company’s suppliers and on the demand for the Company’s products of the current global economic downturn and general volatility in the credit and stock markets; loss of key health care providers; exchange rate and tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; consolidation of health care providers and the Company’s competitors; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; legal actions or regulatory proceedings and governmental investigations; product liability claims; possible adverse effects of being leveraged, which could impact the Company’s ability to raise capital, limit its ability to react to changes in the economy or the health care industry or expose the Company to interest rate or event of default risks; increased freight costs; inadequate patents or other intellectual property protection; extensive government regulation of the Company’s products; failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company’s products or operations in the United States or abroad; incorrect assumptions concerning demographic trends that impact the market for the Company’s products; decreased availability or increased costs of materials which could increase the Company’s costs of producing or acquiring the Company’s products; the loss of the services of the Company’s key management and personnel; inability to acquire strategic acquisition candidates because of limited financing alternatives; increased security concerns and potential business interruption risks associated with political and/or social unrest in foreign countries where the Company’s facilities or assets are located; provisions of Ohio law or in the Company’s  debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended March 31,
	2010	2009
Net sales	$402,240	$397,995
Cost of products sold	284,527	289,527
Gross profit	117,713	108,468
Selling, general and administrative expense	101,777	94,133
Loss on debt extinguishment including debt finance charges and associated fees	4,386	-
Charge related to restructuring activities	-	776
Interest expense – net	6,244	9,112
Earnings before income taxes	5,306	4,447
Income taxes	2,200	2,050
Net earnings	$3,106	$2,397

Net earnings per share – basic	$0.10	$0.08
Weighted average shares outstanding – basic	32,349	31,931

Net earnings per share – assuming dilution	$0.09	$0.08
Weighted average shares outstanding – assuming dilution	32,969	31,933

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (1)

(In thousands)	Three Months Ended March 31,
	2010	2009
Net earnings	$3,106	$2,397
Interest Expense	6,392	9,553
Income taxes	2,200	2,050
Depreciation and amortization	9,107	9,728
EBITDA	20,805	23,728
Restructuring charges	-	776
Bank fees	1,189	1,108
Loss on debt extinguishment including debt finance charges and associated fees	4,386	-
Stock option expense	1,557	897
Adjusted EBITDA(1)	$27,937	$26,509

(1) Adjusted EBITDA or earnings before interest, taxes, depreciation and amortization is a non-GAAP financial measure which is defined as net earnings excluding the following:  interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, bank fees, stock option expense, amortization of the convertible debt discount (recorded in interest expense), and loss on debt extinguishment including debt finance charges and fees.  It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner.  We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in the Company’s industry to meaningfully evaluate a company’s future operating performance and cash flow.  Moreover, the definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under the Company’s senior secured credit facility.  In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate the Company’s performance.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS PER SHARE
TO ADJUSTED EARNINGS PER SHARE (2)

(In thousands, except per share data)	Three Months Ended March 31,
	2010	2009
Net earnings per share – assuming dilution	$0.09	$0.08
Weighted average shares outstanding – assuming dilution	32,969	31,933
Net earnings	$3,106	$2,397
Income taxes	2,200	2,050
Earnings before income taxes	5,306	4,447
Restructuring charges	-	776
Amortization of discount on convertible debt	1,000	992
Loss on debt extinguishment, including debt finance charges and associated fees	4,386	-
Adjusted earnings before income taxes	10,692	6,215
Income taxes	3,050	2,125
Adjusted net earnings	$7,642	$4,090

Weighted average shares outstanding – assuming dilution	32,969	31,933
Less: Diluted shares related to convertible debt	(425)	-
Adjusted weighted average shares outstanding – assuming dilution	32,544	31,933
Adjusted earnings per share – assuming dilution(2)	$0.23	$0.13

 (2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, amortization of the convertible debt discount (recorded in interest expense), changes in tax valuation allowances and loss on debt extinguishment including debt finance charges and fees divided by adjusted weighted average shares outstanding – assuming dilution, which excludes the dilutive impact of the convertible debt.  The Company is including the dilutive effect of shares necessary to settle the conversion spread in the GAAP earnings per share calculation.  The share adjustment is 425,000 shares for the quarter ended March 31, 2010. For Adjusted EPS, the Company has excluded these shares from the calculation as it intends to satisfy the conversion spread using cash, as opposed to stock. The Company believes this exclusion is relevant in computing adjusted earnings per share as a supplementary non-GAAP financial measure used by financial analysts to meaningfully evaluate operating performance.  It should be noted that the Company’s definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner.  The Company believes that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the Company’s industry to meaningfully evaluate operating performance.

Business Segments - The Company operates in five primary business segments:  North America / Home Medical Equipment (“HME”), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific.  The five reportable segments represent operating groups, which offer products to different geographic regions.  Intersegment revenue for reportable segments was $32,496,000 for the quarter ended March 31, 2010 and $25,450,000 for the quarter ended March 31, 2009.  The information by segment is as follows:

(In thousands)	Three Months Ended March 31,
	2010	2009
Revenues from external customers
North America / HME	$174,986	$186,703
Invacare Supply Group	69,718	65,313
Institutional Products Group	22,278	22,774
Europe	117,728	108,387
Asia/Pacific	17,530	14,818
Consolidated	$402,240	$397,995

Earnings (loss) before income taxes
North America / HME	$11,547	$4,719
Invacare Supply Group	868	864
Institutional Products Group	1,807	2,482
Europe	4,534	3,600
Asia/Pacific	817	275
All Other	(14,267)	(7,493)
Consolidated	$5,306	$4,447

Restructuring charges before income taxes
North America / HME	$-	$218
Invacare Supply Group	-	-
Institutional Products Group	-	171
Europe	-	286
Asia/Pacific	-	101
Consolidated	$-	$776

Earnings (loss) before income taxes excluding restructuring charges
North America / HME	$11,547	$4,937
Invacare Supply Group	868	864
Institutional Products Group	1,807	2,653
Europe	4,534	3,886
Asia/Pacific	817	376
All Other	(14,267)	(7,493)
Consolidated	$5,306	$5,223

“All Other” consists of unallocated corporate selling, general and administrative expense, which do not meet the quantitative criteria for determining reportable segments.  In addition, “All Other” earnings before income taxes includes loss on debt extinguishment including finance charges and associated fees.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	March 31, 2010	December 31, 2009
Current Assets
Cash and cash equivalents	$26,067	$37,501
Trade receivables – net	248,866	263,014
Inventories – net	173,897	172,222
Deferred income taxes and other current assets	52,086	55,727
Total Current Assets	500,916	528,464

Other Assets	123,878	133,311
Plant and equipment – net	134,908	141,633
Goodwill	514,054	556,093
Total Assets	$1,273,756	$1,359,501

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$133,274	$141,059
Accrued expenses	125,219	142,293
Accrued income taxes	4,972	5,884
Short-term debt and current maturities of long-term debt	1,031	1,091
Total Current Liabilities	264,496	290,327

Long-Term Debt	261,784	272,234
Other Long-Term Obligations	94,076	95,703

Shareholders’ Equity	653,400	701,237
Total Liabilities and Shareholders’ Equity	$1,273,756	$1,359,501

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW (3)

(In thousands)	Three Months Ended March 31,
	2010	2009
Net cash provided (used) by operating activities	$10,249	$(2,514)
Plus:
Net cash impact related to restructuring activities	-	1,140
Less:
Purchases of property and equipment, net	(4,465)	(3,156)
Free Cash Flow	$5,784	$(4,530)

(3) Free cash flow is a non-GAAP financial measure that is comprised of net cash provided (used) by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment.  Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).